           DIRECTOR SUPPLEMENTAL COMPENSATION AGREEMENT


    This Agreement is made and entered into effective as of _________, 1998 by and between Saratoga National Bank, a national banking association chartered under the federal laws of the United States of America with its principal offices located in the City of Saratoga, Santa Clara County, California (the "Bank"), and __________________, an individual residing in the State of California (the "Director").

                         R E C I T A L S

    WHEREAS, the Director is a member of the Board of Directors of the Bank and has served in such capacity since 19__;

    WHEREAS, the Bank desires to establish a compensation benefit for directors who are not also officers or employees of the Bank in order to attract and retain individuals with extensive and valuable experience as directors; and

    WHEREAS, the Director and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Director, or as applicable, to the Director's spouse or designated beneficiaries, as the case may be.

    NOW, THEREFORE, in consideration of the services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows:

                        A G R E E M E N T

    1.    Terms and Definitions.

          1.1. Administrator. The Bank shall be the "Administrator" and, solely for the purposes of ERISA as defined in subparagraph 1.10 below, the "fiduciary" of this Agreement where a fiduciary is required by ERISA.

          1.2. Applicable Percentage. The term "Applicable Percentage" shall mean that percentage listed on Schedule "A" attached hereto which is adjacent to the number of calendar years which shall have elapsed from the date of the Director's commencement of service to the Bank. Notwithstanding the foregoing or the percentages set forth on Schedule "A," but subject to all other terms and conditions set forth herein, the "Applicable Percentage" shall be: (i) provided payments have not yet begun hereunder, one hundred percent (100%)
upon the occurrence of a "Change in Control" as defined in subparagraph 1.4 below, or the Director's death, or Disability (as defined in subparagraph 1.7 below), which death or Disability occurs prior to the termination of the Director's service on the Board of Directors of the Bank; and (ii) notwithstanding subclause (i) of this subparagraph 1.2, zero percent (0%) in the event the Director takes any intentional action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of the Surrogate's death and of which the Bank is the designated beneficiary. Furthermore, notwithstanding the foregoing, or anything contained in this Agreement to the contrary, in the event the Director takes any intentional action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of the Surrogate's death and of which the Bank is the designated beneficiary: (1) the Director's estate or designated beneficiary shall no longer be entitled to receive any of the amounts payable under the terms of this Agreement, and (2) the Bank shall have the right to recover from the Director's estate all of the amounts paid to the Director's estate (with respect to amounts paid prior to the Surrogate's death or paid to the Director's estate) or designated beneficiary (with respect to amounts paid to the designated beneficiary) pursuant to the terms of this Agreement prior to and after Surrogate's death.

          1.3. Beneficiary. The term "beneficiary" or "designated beneficiary" shall mean the person or persons whom the Director shall designate in a valid Beneficiary Designation, a copy of which is attached hereto as Schedule "C," to receive the benefits provided hereunder. A Beneficiary Designation shall be valid only if it is in the form attached hereto and made a part hereof, completed and signed by the Director and received by the Administrator prior to the Director's death.

          1.4. Change in Control. The term "Change in Control" shall mean the occurrence of any of the following events with respect to the Bank (with the term "Bank" being defined for purposes of determining whether a "Change in Control" has occurred to include any parent bank holding company owning 100% of the Bank's outstanding common stock): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule
14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank in which the Bank does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank;
(iv) a transaction whereby any "person" (as such term is used in the Exchange
Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank's then outstanding securities; or
(v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank's shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period.

          1.5. The Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code").

          1.6. Director Benefits. The term "Director Benefits" shall mean the benefits determined in accordance with Schedule "B", and reduced or adjusted to the extent: (i) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5, 6 and 7 hereof; (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (iii) required in order for the Bank to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

          1.7. Disability/Disabled. The term "Disability" or "Disabled" shall have the same meaning given such terms in any policy of disability insurance maintained by the Bank for the benefit of directors including the Director.
In the absence of such a policy which extends coverage to the Director in the event of disability, the terms shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of duty for at least three months.

          1.8. Early Retirement Date. The term "Early Retirement Date" shall mean the Retirement, as defined below, of the Director on a date which occurs prior to the Director attaining sixty-two (62) years of age, but after the Director has attained fifty-five (55) years of age.

          1.9. Effective Date. The term "Effective Date" shall mean the date first written above.

          1.10. ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.11. Plan Year. The term "Plan Year" shall mean the Bank's fiscal year.

          1.12. Removal for Cause. The term "Removal for Cause" shall mean termination of the employment of the Director by reason of any of the following determined in good faith by the Bank's Board of Directors:

                (a) The willful, intentional and material breach or the habitual and continued neglect by the Director of his or her employment responsibilities and duties;

                (b) The continuous mental or physical incapacity of the Director, subject to disability rights under this Agreement;

                (c) The Director's willful and intentional violation of any federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of Bank, or the rules or regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or other regulatory agency or governmental authority having jurisdiction over the Bank, which has a material adverse effect upon the Bank;

                (d) The written determination by a state or federal banking agency or governmental authority having jurisdiction over the Bank that the Director (i) is of unsound mind, or
                      (ii) has committed a gross abuse of authority or discretion with reference to the Bank, or (iii) otherwise is not suitable to continue to serve as a member of the Board of Directors of the Bank;

                (e) The Director's conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Director's willful and intentional commission of a fraudulent or dishonest act; or

                (f) The Director's willful and intentional disclosure, without authority, of any secret or confidential information concerning Bank or taking any action which the Bank's Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Bank.

          1.13. Retirement. The term "Retirement" or "Retires" shall refer to the date which the Director acknowledges in writing to the Bank to be the last day of service as a member of the Board of Directors of the Bank.

          1.14. Surrogate. The term "Surrogate" shall mean the individual selected as a substitute insured for the Director for purposes related to any insurance policy applicable to this Agreement.

          1.15. Surviving Spouse. The term "Surviving Spouse" shall mean the person, if any, who shall be legally married to the Director on the date of the Director's death.


    2.    Scope, Purpose and Effect.

          2.1. Contract of Employment. Although this Agreement is intended to provide the Director with an additional incentive to continue to serve as a member of the Board of Directors of the Bank, this Agreement shall not be deemed to constitute a contract of employment between the Director and the Bank nor shall any provision of this Agreement restrict the right of the Bank to remove or cause the removal of the Director including, without limitation, by (i) refusal to nominate the Director for election for any successive term of office as a member of the Board of Directors of the Bank, or (ii) complying with an order or other directive from a court of competent jurisdiction or any regulatory authority having jurisdiction over the Bank which requires the Bank to take action to remove the Director.

          2.2. Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Director has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

    3.    Payments Upon Early Retirement or Retirement and After Retirement.

          3.1. Payments Upon Early Retirement. The Director shall have the right to Retire on a date which constitutes an Early Retirement Date as defined in subparagraph 1.8 above.

                (a) In the event the Director elects to Retire on a date which constitutes an Early Retirement Date, and provided that the Surrogate is alive at the date the Director Retires, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs, payable (i) for the period designated in Schedule "D" in the case of the balance in the Benefit Account and (ii) until the first to occur of the Director's death or the Surrogate's death in the case of the Index Benefit defined in Schedule "B".

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                (b)   In the event the Director elects to Retire on a date which constitutes an Early Retirement Date, and provided that the Surrogate has predeceased the Director at the date the Director Retires, the Director shall be entitled to the payments specified in subparagraph 3.3 below.

          3.2.  Payments Upon Retirement.

                (a) If the Director remains a member of the Board of Directors of the Bank until attaining sixty-two (62) years of age, and provided that the Surrogate is alive at the date the Director Retires, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director Retires or upon such later date as may be mutually agreed upon by the Director and the Bank in advance of said Retirement date, payable (i) for the period designated in Schedule "D" in the case of the balance in the Benefit Account and (ii) until the first to occur of the Director's death or the Surrogate's death in the case of the Index Benefit defined in Schedule "B". At the Bank's sole and absolute discretion, the Bank may increase the Director Benefits as and when the Bank determines the same to be appropriate.

                (b) If the Director remains a member of the Board of Directors of the Bank until attaining sixty-two (62) years of age, and provided that the Surrogate has predeceased the Director at the date the Director Retires, the Director shall be entitled to the payments specified in subparagraph 3.3 below.

          3.3. Payments in the Event of Surrogate's Death Before Retirement. Notwithstanding subparagraph 3.1(a) and subparagraph 3.2(a), if the Surrogate dies before the Director Retires, then upon the Director's Retirement, the Director Benefits to which the Director would otherwise be entitled shall be adjusted such that the portion of such Director Benefits which is derived by reference to an insurance policy, if any, underwritten using a surrogate insured (a "Surrogate Policy") shall be paid as follows: the Bank shall pay to the Director the Applicable Percentage of (i) that portion of the balance, if any, in the Benefit Account as of the date of the Surrogate's death which is derived by reference to a Surrogate Policy, if any, payable in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director Retires (or on such later date as may be mutually agreed upon by the Director and the Bank in advance of said Retirement date) for the period designated in Schedule "D". Upon the death of the Director before receiving all of the Director Benefits to which the Director is entitled, the Bank shall pay to the Director's designated beneficiary(ies) the Applicable Percentage of the balance, if any, of the Benefit Account which is derived by reference to a Surrogate Policy, if any, in lump sum. The remaining Director Benefits to which the Director is entitled which are derived without reference to any Surrogate Policy shall continue to be paid as specified in the applicable provisions of this Agreement.

          3.4.  Payments in the Event of Death After Retirement.

                (a) If the Director Retires, but shall die before receiving all of the Director Benefits, and provided that the Surrogate is alive at the date of the Director's death, the Bank will pay to the Director's designated beneficiary(ies) the Applicable Percentage of the balance, if any, of the Benefit Account, in lump sum, and up to twenty (20) annual Index Benefit installment payments in the amounts that otherwise would have been paid to the Director if still alive and which are derived by reference to a Surrogate Policy, if any, minus the number of annual Index Benefit installment payments made to the Director prior to the Director's death. Upon the death of the Surrogate, such installment payments shall cease whether or not any unpaid portion of the twenty (20) installment payments shall remain unpaid.

                (b) If the Director Retires, but the Surrogate shall predecease the Director, the Director shall be entitled to receive the payments specified in subparagraph 3.3 above.

                (c) If a valid Beneficiary Designation is not in effect, then the remaining amounts due to the Director under the terms of this Agreement shall be paid to the Director's Surviving Spouse. If the Director leaves no Surviving Spouse, the remaining amounts due to the Director under the terms of this Agreement shall be paid to the duly qualified personal representative, executor or administrator of the Director's estate.

    4.    Payments in the Event Death or Disability Occurs Prior to Retirement.

          4.1.  Payments in the Event of Death Prior to Retirement.

                (a) If the Director dies at any time after the Effective Date of this Agreement but prior to Retirement, and provided that the Surrogate is alive at the date of the Director's death, the Bank agrees to pay to the Director's designated beneficiary(ies) the Applicable Percentage of the balance, if any, in the Benefit Account, in lump sum, and up to twenty (20) annual Index Benefit installment payments in the amounts that otherwise would have been paid to the Director if still alive and which are derived by reference to a Surrogate Policy, if any. Upon the death of the Surrogate, such installment payments shall cease whether or not any unpaid portion of the twenty (20) installment payments shall remain unpaid.

                (b) If the Director dies at any time after the Effective Date of this Agreement but prior to Retirement, and provided that the Surrogate has predeceased the Director, the Bank agrees to pay to the Director's designated beneficiary(ies) the Applicable Percentage of the balance, if any, of the Benefit Account in lump sum.

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                (c)   If a valid Beneficiary Designation is not in effect, then
the remaining amounts due to the Director under the terms of this Agreement shall be paid to the Director's Surviving Spouse. If the Director leaves no Surviving Spouse, the remaining amounts due to the Director under the terms of this Agreement shall be paid to the duly qualified personal representative, executor or administrator of the Director's estate.

         4.2. Payments in the Event of Disability Prior to Retirement. In the event the Director becomes Disabled at any time after the Effective Date of this Agreement but prior to Retirement, the Director shall be paid the Applicable Percentage of the Director Benefits which the Director may be entitled to receive, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director becomes Disabled, payable (i) for the period designated in Schedule "D" in the case of the balance in the Benefit Account and (ii) until the first to occur of the Director's death or the Surrogate's death in the case of the Index Benefit defined in Schedule "B".

    5. Payments in the Event Service Is Terminated Prior to Retirement. As indicated in subparagraph 2.1 above, the Bank reserves the right to remove or cause the removal of the Director at any time prior to the Director's Retirement. In the event that the Director shall be removed and his or her service as a member of the Board of Directors of the Bank terminated, other than by reason of death, Disability or Retirement, prior to the Director's attaining sixty-two (62) years of age, then this Agreement shall terminate upon the date of such termination of service; provided, however, that the Director shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Director's termination of service:

          5.1. Termination Without Cause. If the Director's service as a member of the Board of Directors of the Bank is terminated for reasons other than as specified in paragraph 5.3 below, and such termination is not subject to the provisions of subparagraph 5.4 below, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age. The installments shall be payable (i) for the period designated in Schedule "D" in the case of the balance in the Benefit Account and (ii) until the first to occur of the Director's death or the Surrogate's death in the case of the Index Benefit defined in Schedule "B".

          5.2. Voluntary Termination by the Director. If the Director's service as a member of the Board of Directors of the Bank is terminated by voluntary resignation and such resignation is not subject to the provisions of subparagraph 5.4 below, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age. The installments shall be payable (i) for the period designated in Schedule "D" in the case of the balance in the Benefit Account and (ii) until the first to occur of the Director's death or the Surrogate's death in the case of the Index Benefit defined in Schedule
"B".

          5.3. Termination by Removal for Cause. The Director agrees that if the Director's service as a member of the Board of Directors of the Bank is terminated by "removal for cause," (as defined in subparagraph 1.12 of this Agreement) and pursuant to subparagraph 1.12 (c), (d) or (e), the Director shall forfeit any and all rights and benefits the Director may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement. In the event that the Director's service as a member of the Board of Directors of the Bank is terminated by "removal for cause" pursuant to subparagraph 1.12(a), (b) or (f), the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age. The installments shall be payable
(i) for the period designated in Schedule "D" in the case of the balance in the Benefit Account and (ii) until the first to occur of the Director's death or the Surrogate's death in the case of the Index Benefit defined in Schedule "B".

          5.4. Termination on Account of or After a Change in Control. In the event: (i) the Director's service as a member of the Board of Directors of the Bank is terminated in conjunction with, or by reason of, a "Change in Control" (as defined in subparagraph 1.4 above); or (ii) by reason of the Bank's actions and without the Director's prior written consent, any change occurs in the scope of the Director's position, responsibilities, duties, fees, benefits, or location of meetings (which in the event of relocation of more than thirty (30) miles from the location of the Board or committee meetings prior to a Change in Control shall constitute such a change in location) after a Change in Control occurs, then the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age. The installments shall be payable (i) for the period designated in Schedule "D" in the case of the balance in the Benefit Account and (ii) until the first to occur of the Director's death or the Surrogate's death in the case of the Index Benefit defined in Schedule "B".

          5.5. Payments in the Event of Death Following Termination. If the Director dies prior to receiving all of the Director Benefits described in this Paragraph 5 to which the Director is entitled, then the Bank will make such payments to the Director's designated beneficiary in lump sum. If a valid Beneficiary Designation is not in effect, then the remaining amounts due to the Director under the terms of this Agreement shall be paid to the Director's Surviving Spouse. If the Director leaves no Surviving Spouse, the remaining amounts due to the Director under the terms of this Agreement shall be paid to the duly qualified personal representative, executor or administrator of the Director's estate.

    6. Section 280G Adjustment. The Director acknowledges and agrees that the parties have entered into this Agreement based upon certain financial and tax accounting assumptions. Accordingly, with full knowledge of the potential consequences the Director agrees that, notwithstanding anything contained herein to the contrary, in the event that any payment or benefit received or to be received by the Director, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank (together with the Director Benefits, the "Total Payments"), will not be deductible (in whole or in part) as a result of Code Section 280G or other applicable provisions of the Code, the Total Payments shall be reduced until no portion of the Total Payments is nondeductible as a result of Section 280G or such other applicable provisions of the Code. For purposes of this limitation:

                (a) No portion of the Total Payments, the receipt or enjoyment of which the Director shall have effectively waived in writing prior to the date of payment of any future Director Benefits payments, shall be taken into account;

                (b) No portion of the Total Payments shall be taken into account, which in the opinion of the tax counsel selected by the Bank and acceptable to the Director, does not constitute a "parachute payment" within the meaning of Section 280G of the Code;

                (c) Any reduction of the Total Payments shall be applied to reduce any payment or benefit received or to be received by the Director pursuant to the terms of this Agreement and any other plan, arrangement or agreement with the Bank in the order determined by mutual agreement of the Bank and the Director;

                (d) Future payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses
(a) or (b) above in their entirety) constitute reasonable compensation for services actually rendered within the meaning of Section 280G of the Code, in the opinion of tax counsel referred to in clause (b) above; and

                (e) The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by independent auditors selected by the Bank and acceptable to the Director in accordance with the principles of Section 280G of the Code.

    7. Right To Determine Funding Methods. The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Director, the Director's spouse or the Director's beneficiaries under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 9 below, neither the Director, the Director's spouse nor the Director's beneficiaries shall have any right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank's obligations pursuant to this Agreement. In connection with the foregoing, the Director agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank's acquisition of any policy of insurance or annuity. Furthermore, a refusal by the Director to consent to, participate in and undergo any such medical examinations or tests shall result in the immediate termination of this Agreement and the immediate forfeiture by the Director, the Director's spouse and the Director's beneficiaries of any and all rights to payment hereunder.

    8. Claims Procedure. The Bank shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Bank shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Bank denying a claim by the Director, the Director's spouse, or the Director's beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Director, the Director's spouse or the Director's beneficiary, as the case may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Bank shall provide the Director, the Director's spouse or the Director's beneficiary with a reasonable opportunity for a full and fair review of the decision denying such claim.

    9. Status as an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) neither the Director, the Director's spouse or the Director's designated beneficiaries shall have any legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank's assets shall be held in or under any trust for the benefit of the Director, the Director's spouse or the Director's designated beneficiaries or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank's assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank's obligation under this agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Director, the Director's spouse and the Director's designated beneficiaries shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

          Notwithstanding subparagraphs (i) through (v) above, the Bank and the Director acknowledge and agree that, in the event of a Change in Control, upon request of the Director, or in the Bank's discretion if the Director does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank's obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank's general creditors until paid to the Director or its beneficiaries in such manner and at such times as specified in this Agreement.

    10. Discretion of Board to Accelerate Payout. Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Bank may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that Director (or Director's spouse or designated beneficiaries): (i) consents to the revised payout terms determined appropriate by the Bank's Board of Directors; and (ii) does not negotiate or in anyway influence the terms of proposed altered/accelerated payout (said decision to be made solely by the Bank's Board of Directors and offered to the Director [or Director's spouse or designated beneficiaries] on a "take it or leave it basis").

    11.   Miscellaneous.

          11.1. Opportunity To Consult With Independent Advisors. The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement. The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for the Director, himself, and his heirs, beneficiaries, legal representatives, agents, successors, and assigns to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 11.1. The Director further acknowledges and agrees that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

          11.2. Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), located in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), located in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California
Code of Civil

Procedure. Any arbitration hereunder shall be conducted in Saratoga, California, unless otherwise agreed to by the parties.

          11.3. Attorneys' Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys' fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

          11.4. Notice. Any notice required or permitted of either the Director or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

                If to the Bank:          Saratoga National Bank
                                         12000 Saratoga-Sunnyvale Rd.
                                         Saratoga, California 95070
                                         Attn: Chairman of the Board

                If to the Director:       ______________________
                                          ______________________
                                          ______________________

          11.5. Assignment. Neither the Director, the Director's spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director, the Director's spouse, or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void and unenforceable without the prior written consent of the Bank. The Bank's consent, if any, to one or more assignments or transfers shall not obligate the Bank to consent to or be construed as the Bank's consent to any other or subsequent assignment or transfer.

          11.6. Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Director and the Bank and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

          11.7. Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

          11.8. Partial Invalidity. If any term, provision, covenant, or condition of this agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

          11.9. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

          11.10. Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative.

          11.11. Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

          11.12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

          11.13. Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or other regulatory agency or governmental authority having jurisdiction over Bank, shall govern the validity, interpretation, construction and effect of this Agreement.

    IN WITNESS WHEREOF, the Bank and the Director have executed this Agreement on the date first above-written in the City of Saratoga, Santa Clara County, California.

THE BANK                                 THE DIRECTOR

SARATOGA NATIONAL BANK



By:____________________________          _____________________________
      Richard L. Mount                   __________________
      President and Chief
      Executive Officer

                            SCHEDULE A



    CALENDAR YEAR                           APPLICABLE PERCENTAGE



    __________, 1981 to December 31, 1998. . . .      80.00%

    December 31, 1999. . . . . . . . . . . . . .      90.00%

    December 31, 2000. . . . . . . . . . . . . .      100.00%

                            SCHEDULE B

                        DIRECTOR BENEFITS

1.  Director Benefits Determination.

    The Director Benefits shall be determined based upon the following:

    a.    Benefit Account:

          A Benefit Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director. Prior to the date on which the Director becomes eligible to receive payments under the Agreement, such Benefit Account shall be increased (or decreased) each Plan Year (including the Plan Year in which the Director ceases to be employed by the Bank) by an amount equal to the annual earnings or loss for that Plan Year determined by the Index (described in subparagraph c below), less the Opportunity Cost (described in subparagraph d below) for that Plan Year.

    b.    Index Benefit:

          After the date on which the Director becomes eligible to receive payments under the Agreement, the Index Benefit for the Director for any Plan Year shall be determined by subtracting the Opportunity Cost for that Plan Year from the earnings, if any, established by the Index.

    c.    Index:

          The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the Effective Date.

          Insurance Company(ies)/Policy Number(s):
          _____________________________
          _____________________________

          If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates purchased shall be used in calculations to determine the Index and Opportunity Cost. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive and use annual policy illustrations that assume the above described policies were purchased from the above named insurance company(ies) on the Effective Date to calculate the amount of the Index and Opportunity Cost.

    d.    Opportunity Cost:

          The Opportunity Cost for any Plan Year shall be calculated by multiplying (a) the sum of (i) the total amount of premiums set forth in the insurance policies described above, (ii) the amount of any Index Benefits (described at subparagraph b above), and (iii) the amount of all previous years after-tax Opportunity Costs; by (b) the average annualized after-tax cost of funds calculated using a one-year U.S. Treasury Bill as published in the Wall Street Journal. The applicable tax rate used to calculate the Opportunity Cost shall be the Bank's marginal tax rate until the Director's Retirement, or other termination of service (including a Change in Control). Thereafter, the Opportunity Cost shall be calculated with the assumption of a marginal forty-two percent (42%) corporate tax rate each year regardless of whether the actual marginal tax rate of the Bank is higher or lower.

                             EXAMPLE
                         INDEX BENEFITS




 [n]           [A]          [B]       [C]        [D]
End of   Cash Surrender    Index  Opportunity   Annual     Cumulative
 Year     Value of Life   [Annual     Cost     Benefit       Benefit
        Insurance Policy   Policy A0=premium     B-C         D+Dn-1
                          Income] A0+Cn-1x.05x
                          An-An-1   (1-42%)
 0       $1, 000,000         --       --          --           --

 1       $1,050,000       $50,000    $29,000    $21,000       $21,000

 2       $1,102,500       $52,500    $29,841    $22,659       $43,659

 3       $1,157,625       $55,125    $30,706    $24,419       $68,078

 .
 .
 .

Assumptions:    Initial Insurance = $1,000,000
                Effective Tax Rate = 42%
                One Year US Treasury Yield = 5%

2.  Director Benefits Payments.

    The Director shall be entitled to payment of the Applicable Percentage of
(i) the balance in the Benefit Account in installments, and (ii) the Index Benefit for each Plan Year payable in installments, upon the terms as specified in the Agreement until the Director's death.

                            SCHEDULE C


                     BENEFICIARY DESIGNATION


    To the Administrator of the Saratoga National Bank Director Supplemental Compensation Agreement:

    Pursuant to the Provisions of my Director Supplemental Compensation Agreement with Saratoga National Bank, permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death:

Primary Beneficiary:



______________________   ____________________  _____________________________
Name                         Address                 Relationship


Secondary (Contingent) Beneficiary:



______________________   _____________________  ____________________________
Name                         Address                 Relationship


THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS
HEREBY RESERVED.  ALL PRIOR DESIGNATIONS, IF ANY, OF PRIMARY
BENEFICIARIES AND SECONDARY BENEFICIARIES ARE HEREBY REVOKED.

    The Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Administrator shall pay all amounts in accordance with the terms of my Director Supplemental Compensation Agreement. In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement, then and in that event, the remaining unpaid benefit payable according to the terms of my Director Supplemental Compensation Agreement shall be payable to the personal representatives of the estate of said beneficiary who survived me but died prior to receiving the total benefit provided by my Director Supplemental Compensation Agreement.



Dated:  ___________, 1998    __________________________
                             __________________

CONSENT OF THE DIRECTOR'S SPOUSE
TO THE ABOVE BENEFICIARY DESIGNATION:


    I, ____________, being the spouse of __________________, after being afforded the opportunity to consult with independent counsel of my choosing, do hereby acknowledge that I have read, agree and consent to the foregoing Beneficiary Designation which relates to the Director Supplemental Compensation Agreement entered into by my spouse effective as of ___________, 1998. I understand that the above Beneficiary Designation may affect certain rights which I may have in the benefits provided for under the terms of the Director Supplemental Compensation Agreement and in which I may have a marital property interest.

Dated:  ___________, 1998


______________________________
_________________

                            SCHEDULE D


                      DISTRIBUTION ELECTION

Pursuant to the provisions of my Director Supplemental Compensation Agreement with Saratoga National Bank, I hereby elect to have any distribution of the balance in my Benefit Account paid to me in installments as designated below:


                   thirty-six (36) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

                    sixty (60) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

                    one hundred twenty (120) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

                    one hundred eighty (180) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

    Dated:  ____________, 1998


    Signed: _______________________
            __________________